UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 27, 2007

Ashworth, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14547	84-1052000
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2765 Loker Avenue West, Carlsbad, California		92010
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	760-438-6610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 27, 2007, Ashworth, Inc.(the "Company") entered into the Eighth Amendment (the "Amendment") to the Revolving/Term Loan Credit Agreement dated July 6, 2004 (the "Loan Agreement") by and between Ashworth, Inc. as Borrower, each lender from time to time party to the Credit Agreement (collectively, the "Lenders" and individually, a "Lender"), and UNION BANK OF CALIFORNIA, N.A., as Agent and as U.K. Security Trustee (in such capacity, "Agent") to amend certain provisions of the Loan Agreement effective as of July 13, 2007.

The total commitment relating to the Loan Agreement equals approximately $47.1 million and consists of $42.5 million in revolving line of credit plus a term loan of approximately $4.6 million.

The Amendment modified certain provisions of the Loan Agreement, which include the following:

1. The borrowing base calculation was changed and denotes that the Lenders shall not be obligated to advance funds under the revolving credit facility at any time that the Company’s aggregate obligations to the Lenders exceed the sum of (a) eighty five percent (85%) of Borrower's Eligible Accounts, and (b) the lesser of (i) sixty-five percent (65%) of Borrower's Eligible Inventory and (ii) eighty five percent (85%) of the appraised net recovery value of Borrower’s Inventory, as determined by an appraisal firm acceptable to Agent in its sole and absolute discretion (provided that, from and after the date of the Eighth Amendment through the date prior to which Agent notifies Borrower, the advance rate against Borrower’s Inventory shall be sixty-five percent (65%). If at any time the Company’s obligations to the Lenders under the referenced facilities exceed the permitted sum, the Company is obligated to immediately repay such excess to the Agent for the ratable benefit of the Lenders.

2. A Control Account was established wherein any immediately available funds deposited in the account will be automatically applied to the Company’s obligation under the revolving line of credit.

3. A Minimum Borrowing Base Availability provision was added which states that the Company must maintain a difference between the Borrowing Base and the aggregate obligations under the Loan Agreement of at least $7.5 million, except if the Company has achieved at least two (2) consecutive quarters of a Fixed Charge Coverage Ratio in excess of 1:10 to 1:00. If the Company is not in compliance with this provision for five (5) consecutive business days, this will constitute a "Triggering Event" and will result in the Control Account becoming the property of the Company’s bank as payment for the Company’s obligations under the Loan Agreement. Such a Triggering Event may be cured by maintaining the difference of at least $7.5 million for thirty (30) consecutive days.

4. The Minimum Tangible Net Worth was modified and is now equal to the sum of at least $70.0 million; plus the sum of 50% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing after April 30, 2007; plus, the net proceeds from any equity securities issued after the date of the Eighth Amendment.

5. The Minimum Fixed Charge Coverage Ratio ("FCCR") was set at no less than 1:10 to 1:00 for periods after the earlier of 2 consecutive quarters ended with a FCCR in excess of 1.10:1.00 or July 31, 2008 but the calculation is still required for purposes of calculating the Applicable Rate.

6. The Capital Expenditures (including the total amount of any capital leases) are limited to $4.0 million in any one fiscal year on a consolidated basis. The Company may invest any net proceeds from the sale of any existing real property and equipment used in connection with the Company’s Oceanside, California Embroidery and Distribution Center, in like assets within two (2) years of disposal of such assets and such investment will be in addition to the $4.0 million permitted in each fiscal year provided no event of default has occurred, is continuing or would result after giving effect to such investment.

7. The Applicable Rate schedule was modified and is now based on the Fixed Charge Coverage Ratio or average daily Borrowing Base Availability instead of the Funded Debt to EBITDA Ratio.

The above summary of the Amendment is qualified in its entirety by reference to the provisions of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

The following exhibit is filed with this current report on Form 8-K:

Exhibit No. Description of Exhibit

10.1 Eighth Amendment effective as of July 13, 2007 to the Revolving/Term Loan Credit Agreement dated as of July 6, 2004 by and between Ashworth, Inc. as Borrower, each lender from time to time party to the Loan Agreement, and UNION BANK OF CALIFORNIA, N.A., as Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ashworth, Inc.

August 2, 2007	By:	/s/Eric R. Hohl

Name: Eric R. Hohl
Title: Executive Vice President, Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	Eighth Amendment effective as of July 13, 2007 to the Revolving/Term Loan Credit Agreement dated as of July 6, 2004 by and between Ashworth, Inc. as Borrower, each lender from time to time party to the Loan Agreement, and UNION BANK OF CALIFORNIA, N.A., as Agent.